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Exhibit 21.1

List of Subsidiaries

        APRS, Inc.

        BCX Technology, Inc.

        Omnicell Corporation (India) Private Limited

        Omnicell HealthCare Canada, Inc.

        Omnicell Spain SL

        Rioux Vision, Inc.

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  Exhibit 21.1
List of Subsidiaries